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                                                                    EXHIBIT 12.1


EYE CARE CENTERS OF AMERICA, INC.
RATIO OF EARNINGS TO FIXED CHARGES


                                             12/31/94     12/30/95     12/28/96      1/3/98       1/2/99
Net earnings (loss)                           (15,615)      (9,119)       1,418       5,215      (26,273)
Add: Income tax provision                        --           --            188         355           13
                                              -------      -------      -------     -------      -------
                                              (15,615)      (9,119)       1,606       5,550      (26,260)

Fixed Charges:
  Interest expense, net                         9,271        9,046       10,341      14,380       23,804
  Interest factor portion of rent expense       3,738        4,011        4,368       6,254        6,888
                                              -------      -------      -------     -------      -------
  Total fixed charges                          13,009       13,057       14,709      20,634       30,692

Earnings (loss) before income taxes
     and fixed charges                         (2,606)       3,938       16,315      26,184        4,432

Ratio of earnings to fixed charges                 (a)         0.3          1.1         1.3          0.1

(a) Earnings were insufficient to cover fixed charges by $2,606 for the fiscal year ended December 31, 1994.